Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports

Fourth Quarter and Full Year 2016 Results

Fourth quarter 2016 net income(1) per diluted share was $2.46

Operating EPS was $2.73

Full Year 2016 net income(1) per diluted share was $7.81

Operating EPS was $8.48

Excluding annual unlocking(2), operating EPS was $9.40

Fourth quarter 2016 return on equity excluding AOCI was 20.4 percent

Operating ROE excluding AOCI was 22.2 percent

Excluding annual unlocking(2), operating ROE excluding AOCI was 24.6 percent

MINNEAPOLIS — February 1, 2017 — Ameriprise Financial, Inc. (NYSE: AMP) today reported fourth quarter 2016 net income(1) of $400 million, or $2.46 per diluted share. Operating earnings were $443 million, with operating earnings per diluted share of $2.73.

GAAP Results — Fourth Quarter

Net revenues of $3.1 billion decreased 1 percent or $41 million from last year. The decrease in revenue related to the deconsolidation of certain collateralized loan obligations and property funds was offset by the increase in the market impact of hedges on investments. Operating net revenue decreased $41 million or 1 percent versus last year as described below.

Expenses of $2.6 billion decreased 2 percent as a result of lower general and administrative expenses and the deconsolidation of certain investment entities.

Operating Results — Fourth Quarter

Operating net revenues of $2.9 billion decreased 1 percent or $41 million versus last year. Strong net revenue growth in Advice & Wealth Management from growth in client assets was offset by lower Asset Management revenues relating to outflows, foreign exchange translation and elevated performance fees a year ago.

Operating expenses of $2.4 billion decreased 1 percent. General and administrative expense declined 4 percent, equally driven by continued focus on managing underlying operating expenses and lower foreign exchange rates.

The company continued to deliver a strong return to shareholders through share repurchases and dividends of $523 million in the quarter and $2.2 billion for the year.

(1)             Net income represents net income attributable to Ameriprise Financial.

(2)             Unlocking represents the company’s annual review of insurance and annuity valuation assumptions and model changes and the long term care review conducted in the third quarter.

“Ameriprise had a strong fourth quarter and a good year in light of the operating environment,” said Jim Cracchiolo, chairman and chief executive officer. “Our fee-based businesses continued to generate strong profitability. Advice & Wealth Management in particular led the way with a record high for retail client assets, strong net inflows into investment advisory accounts, as well as very good advisor productivity.”

“Our capital management actions continue to reflect the strength of our financial foundation and significant free cash flow generation, as well as our consistent investment in the business and approach to capital return. We delivered a differentiated operating return on equity of 22.2 percent at year end, or 24.6 percent when excluding annual unlocking. I am pleased to add that 2016 was the sixth consecutive year where we returned more than 100 percent of our operating earnings to shareholders while consistently investing in the business.”

Ameriprise Financial, Inc.

Fourth Quarter and Full Year Summary

	Quarter Ended December 31,		% Better/	Per Diluted Share Quarter Ended December 31,		% Better/
(in millions, except per share amounts, unaudited)	2016	2015	(Worse)	2016	2015	(Worse)
Net income attributable to Ameriprise Financial	$400	$357	12%	$2.46	$2.00	23%
Adjustments, net of tax (1) (see reconciliation on p. 14)	43	84		0.27	0.47
Operating earnings (2)	$443	$441	—%	$2.73	$2.47	11%

Weighted average common shares outstanding:
Basic	160.4	176.6
Diluted	162.4	178.9

(1)             After-tax is calculated using the statutory tax rate of 35%.

(2)             The company believes the presentation of operating earnings best represents the economics of the business. Operating earnings, after-tax, exclude the consolidation of certain investment entities; net realized investment gains or losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; integration and restructuring charges; the market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; and income or loss from discontinued operations.

Results in the quarter included a number of notable items that are discussed in the segment commentary and detailed in a table on page 13.

Taxes

The operating effective tax rate in the quarter was 17.2 percent and included an unanticipated benefit from tax audit settlements related to the 1997 to 2011 federal returns. Excluding the tax settlements, the effective tax rate was 22.2 percent in the quarter.

Fourth Quarter 2016 Highlights

Ameriprise is a diversified financial services leader with a strong financial foundation

•                  Total assets under management and administration increased to $787 billion as Ameriprise advisor client net inflows and market appreciation more than offset asset management net outflows and the unfavorable impact of foreign exchange rates.

•                  The company continued its shift to less capital intensive businesses with 69 percent of pretax operating earnings from Advice & Wealth Management and Asset Management.

•                  The company continued to deliver a differentiated level of capital return to shareholders while continuing to invest in the business. In 2016, the company returned over 150 percent of operating earnings to shareholders, which included dividends and repurchasing $1.7 billion of shares of its common stock.

•                  In the quarter, the company repurchased 3.8 million shares of common stock for $402 million and paid $121 million in quarterly dividends. Excess capital was approximately $2 billion at year end.

Leading U.S. wealth manager with a growing base of fee-based assets and expanding margins

•                  Advice & Wealth Management advisor client assets increased to a record $479 billion, reflecting continued strength in fee-based investment advisory (wrap) net inflows, with net inflows of $3.3 billion in the quarter bringing platform AUM to $201 billion, one of the largest in the industry.

•                  Ameriprise ended the year with approximately 9,700 advisors and maintains strong advisor retention as well as ongoing experienced advisor recruiting. The company added 77 experienced advisors in the quarter.

•                  On a trailing 12-month basis, operating net revenue per advisor increased 1 percent to $518,000 reflecting higher advisory fee revenue from growth in advisory assets.

•                  For the quarter, pretax operating margin in Advice & Wealth Management increased to 19.3 percent from 16.6 percent a year ago. For the full year, pretax operating margin increased to 18.1 percent from 17.1 percent in 2015.

High-quality Annuities and Protection businesses serving the needs of our wealth management clients

•                  Variable annuities, which provide an important solution for income in retirement for our clients, had policyholder account balances of $75 billion with sales of $1.1 billion in the quarter.

•                  Life insurance in force remained level at $196 billion.

Scalable global asset management platform with broad capabilities

•                  Asset Management segment AUM declined to $454 billion reflecting an unfavorable foreign exchange translation as market appreciation offset net outflows.

•                  At year end, the company had 112 four- and five-star Morningstar rated equity, fixed income and multi-asset funds.

Values-based, client-focused firm

•                  Ameriprise ranked #1 in the investment industry in Temkin Group’s 2016 Net Promoter Score Benchmark Study.

•                  Ameriprise is a top performer in customer ratings based on “unbiased and puts my interest first” in the investment firm category in the Hearts and Wallets 2016 Wants and Pricing survey.

•                  For the 11th consecutive year, Ameriprise received a 100% score on the Human Rights Campaign Corporate Equality Index.

•                  Nearly 10,000 Ameriprise employees, advisors, and clients volunteered to support Americans struggling with hunger as part of the company’s National Day of Service.

Ameriprise Financial, Inc.

Advice & Wealth Management Segment Operating Results

	Quarter Ended December 31,		% Better/
(in millions, unaudited)	2016	2015	(Worse)
Advice & Wealth Management
Net revenues	$1,316	$1,266	4%
Expenses	1,062	1,056	(1)%
Pretax operating earnings	$254	$210	21%
Pretax operating margin	19.3%	16.6%

	Quarter Ended December 31,		% Better/
	2016	2015	(Worse)
Retail client assets (billions)	$479	$447	7%
Wrap net flows (billions)	$3.3	$2.1	58%
Brokerage cash balance (billions)	$26.8	$23.5	14%
Operating net revenue per branded advisor (trailing 12 months - thousands)	$518	$514	1%

Advice & Wealth Management pretax operating earnings increased 21 percent to $254 million driven by asset growth, higher earnings on cash balances and well controlled expenses. This resulted in strong margin expansion with fourth quarter 2016 pretax operating margin at a record 19.3 percent, up from 16.6 percent a year ago. For the full year, pretax operating margin increased to 18.1 percent from 17.1 percent.

Operating net revenues of $1.3 billion increased 4 percent from inflows into wrap accounts and higher earnings on cash balances. Client asset growth remains good as the company continues to experience a shift reflecting higher growth rates in fee-based wrap assets compared to brokerage.

Operating expenses increased 1 percent to $1.1 billion primarily from higher distribution expenses related to growth in wrap accounts. General and administrative expenses were down 5 percent compared to a year ago, reflecting strong expense controls.

Total retail client assets increased to a record $479 billion, driven by client net inflows, client acquisition and market appreciation. Wrap net inflows were $3.3 billion in the quarter, which contributed to an 11 percent year-over-year increase in balances to $201 billion. Client cash balances increased 14 percent to a record $26.8 billion and certificates balances grew to $5.9 billion. Total advisors were 9,675 reflecting strong retention and another successful recruiting quarter, with 77 experienced advisors moving their practices to Ameriprise. Operating net revenue per advisor increased 1 percent on a trailing 12-month basis to $518,000.

Ameriprise Financial, Inc.

Asset Management Segment Operating Results

	Quarter Ended December 31,		% Better/
(in millions, unaudited)	2016	2015	(Worse)
Asset Management
Net revenues	$761	$833	(9)%
Expenses	592	640	8%
Pretax operating earnings	$169	$193	(12)%
Pretax operating margin	22.2%	23.2%
Adjusted net pretax operating margin (1)	36.5%	36.3%

	Quarter Ended December 31,		% Better/
	2016	2015	(Worse)
Item included in operating earnings:
Net performance fees	$6	$32	(81)%
Total segment AUM (billions)	$454	$472	(4)%

Net Flows (billions)
Global Retail net new flows, excl. former parent flows	$(3.9)	$(1.4)	NM
Reinvested dividends	4.4	8.6	(49)%
Global Retail net flows, excl. former parent flows	0.5	7.2	(93)%
Global Institutional net flows, excl. former parent flows	(0.7)	(1.2)	45%
Former parent company related net new flows	(1.9)	(6.7)	72%
Total segment net flows	$(2.1)	$(0.7)	NM

(1)     See reconciliation on page 16

NM  Not Meaningful — variance equal to or greater than 100%

Asset Management reported solid pretax operating earnings of $169 million. Results included a benefit from market appreciation that was more than offset by the cumulative impact of net outflows, as well as lower performance fees and CLO liquidation benefits than a year ago. Fourth quarter margin reflected effective expense management—pretax operating margin was 22.2 percent compared to 23.2 percent a year ago. Adjusted net pretax operating margin remains competitive at 36.5 percent compared to 36.3 percent a year ago.

Adjusting for $18 billion of unfavorable foreign exchange translation, AUM was unchanged year-over-year at $454 billion.

Operating net revenues declined to $761 million compared to a year ago, reflecting the impact of lower asset levels and higher performance fees and CLO liquidation benefits in the prior year period.

Operating expenses of $592 million declined 8 percent due to well managed general and administrative expenses, lower distribution expenses and the impact of foreign exchange rates.

Net outflows were $2.1 billion in the quarter. Retail net inflows, excluding former parent flows, were $500 million. Global retail net flows included $4.4 billion of reinvested dividends, elevated outflows in North America consistent with industry outflows for active strategies and lower retail activity among UK and European investors post the Brexit vote. Global institutional outflows, excluding former parent, were $700 million reflecting a slowdown in funding of global institutional mandates in the quarter, which is expected to improve in the first half of 2017. Former parent company related outflows were $1.9 billion in the quarter.

Ameriprise Financial, Inc.

Annuities Segment Operating Results

	Quarter Ended December 31,		% Better/
(in millions, unaudited)	2016	2015	(Worse)
Annuities
Net revenues	$617	$627	(2)%
Expenses	490	475	(3)%
Pretax operating earnings	$127	$152	(16)%

Variable annuity pretax operating earnings	$107	$129	(17)%
Fixed annuity pretax operating earnings	20	23	(13)%
Total pretax operating earnings	$127	$152	(16)%

	Quarter Ended December 31,		% Better/
	2016	2015	(Worse)
Item included in operating earnings:
Market impact on DAC and DSIC (mean reversion)	$4	$6	(33)%

Variable annuity ending account balances (billions)	$74.8	$74.2	1%
Variable annuity net flows (millions)	$(732)	$(245)	NM
Fixed annuity ending account balances (billions)	$10.0	$10.7	(6)%
Fixed annuity net flows (millions)	$(251)	$(296)	15%

NM  Not Meaningful — variance equal to or greater than 100%

Annuities pretax operating earnings were $127 million compared to $152 million a year ago, primarily reflecting the ongoing impacts of assumption changes made in the third quarter of 2016 unlocking for variable annuities as well as lower fixed annuity earnings.

Variable annuity operating earnings were $107 million compared to $129 million a year ago. Results included a net negative impact that had been anticipated from changes in assumptions in the third quarter unlocking process. Variable annuity cash sales declined to $1.1 billion in the quarter, reflecting recent industry trends. Account balances increased 1 percent from market appreciation, partially offset by net outflows.

Fixed annuity operating earnings decreased to $20 million from $23 million reflecting fixed annuity spread compression from continued low interest rates and lower account balances. Account balances declined 6 percent from limited new product sales and lapses of older policies.

Ameriprise Financial, Inc.

Protection Segment Operating Results

	Quarter Ended December 31,		% Better/
(in millions, unaudited)	2016	2015	(Worse)
Protection
Net revenues	$615	$608	1%
Expenses	556	573	3%
Pretax operating earnings	$59	$35	69%

	Quarter Ended December 31,		% Better/
	2016	2015	(Worse)
Items included in operating earnings:
Market impact on DAC (mean reversion)	$—	$—	NM
Auto & Home reserve changes	12	(57)	NM
Auto & Home catastrophe losses	(15)	(8)	(88)%
Long term care adjustments	(10)	—	NM
Life insurance assumption change	—	28	NM
Total protection impact	$(13)	$(37)	65%

Life insurance in force (billions)	$196	$196	—%
VUL/UL ending account balances (billions)	$11.5	$11.2	3%
Auto & Home policies in force (thousands)	943	957	(1)%

NM  Not Meaningful — variance equal to or greater than 100%

Protection pretax operating earnings were $59 million compared to $35 million a year ago.

Life and Health insurance earnings were lower than a year ago as the year ago period included a $28 million favorable life insurance assumption change and the current period included $10 million of unfavorable adjustments. Underlying results across the life and health products remain solid with claims experience within actuarial expectations. VUL/UL cash sales declined to $88 million and VUL/UL account balances increased 3 percent to $11.5 billion primarily from market appreciation.

Auto & Home earnings improved substantially in the quarter from improved loss performance trends that reflected changes made to pricing, underwriting and claims, as evidenced by an adjustment in reserves.

Ameriprise Financial, Inc.

Corporate & Other Segment Operating Results

	Quarter Ended December 31,		% Better/
(in millions, unaudited)	2016	2015	(Worse)
Corporate & Other
Net revenues	$(8)	$15	NM
Expenses	66	53	(25)%
Pretax operating loss	$(74)	$(38)	(95)%

	Quarter Ended December 31,		% Better/
	2016	2015	(Worse)
Items included in operating earnings:
DOL planning and implementation expenses	$(11)	$—	NM
Severance expense	(12)	—	NM
Total corporate impact	$(23)	$—	NM

NM  Not Meaningful — variance equal to or greater than 100%

Corporate & Other pretax operating loss was $74 million for the quarter compared to a $38 million loss a year ago. Results in the quarter included $11 million of incremental expenses related to the planning and implementation of the Department of Labor’s fiduciary standard and $12 million related to severance expense reflecting the company’s expense discipline.

Contacts

Investor Relations:	Media Relations:

Alicia A. Charity	Paul W. Johnson
Ameriprise Financial	Ameriprise Financial
(612) 671-2080	(612) 671-0625
alicia.a.charity@ampf.com	paul.w.johnson@ampf.com

Chad J. Sanner
Ameriprise Financial
(612) 671-4676
chad.j.sanner@ampf.com

At Ameriprise Financial, we have been helping people feel confident about their financial future for more than 120 years. With a nationwide network of 10,000 financial advisors and extensive asset management, advisory and insurance capabilities, we have the strength and expertise to serve the full range of individual and institutional investors’ financial needs. For more information, visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited is an SEC- and FCA-registered investment adviser affiliate of

Columbia Management Investment Advisers, LLC based in the U.K. Auto and home insurance is underwritten by IDS Property Casualty Insurance Company, or in certain states, Ameriprise Insurance Company, both in De Pere, WI. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include:

•                  statements in this news release concerning the expected funding of mandates in the first half of 2017;

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, the introduction, cessation, terms or pricing of new or existing products and services, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  conditions in the interest rate, credit default, equity market and foreign exchange environments, including changes in valuations, liquidity and volatility;

•                  changes in and the adoption of relevant accounting standards and securities rating agency standards and processes, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules, exemptions and regulations implemented or that may be implemented or modified in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or in light of the U.S. Department of Labor rule and exemptions pertaining to the fiduciary status of investment advice providers to 401(k) plan, plan sponsors, plan participants and the holders of individual retirement or health savings accounts;

•                  investment management performance and distribution partner and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry, including pricing pressure, the introduction of new products and services and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or advisor misconduct, legal or regulatory actions, perceptions of the financial services industry generally, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  changes to the availability and cost of liquidity and the Company’s credit capacity that may arise due to shifts in market conditions, the Company’s credit ratings and the overall availability of credit;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing or unlocking DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding interest rates assumed in our loss recognition testing of our Long Term Care business, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, restructurings, joint ventures and the development of new products and services;

•                  the ability to realize the financial, operating and business fundamental benefits of strategic transactions and initiatives the company has completed, is pursuing or may pursue in the future, which may be impacted by the ability to obtain regulatory approvals, the ability to effectively manage related expenses and by market, business partner and consumer reactions to such strategic transactions and initiatives;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  interruptions or other failures in our communications, technology and other operating systems, including errors or failures caused by third party service providers, interference or failures caused by third party attacks on our systems, or the failure to safeguard the privacy or confidentiality of sensitive information and data on such systems; and

•                  general economic and political factors, including consumer confidence in the economy and the financial industry, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein (such as the June 2016 UK referendum on membership in the European Union and the uncertain regulatory environment in the U.S. after the recent U.S. election), including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors”

discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2015 available at ir.ameriprise.com and the “Risk Factors” discussion included in Part II, Item 1A and elsewhere in our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2016, June 30, 2016 and March 31, 2016.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Annual Report on Form 10-K for the year ended December 31, 2016. For information about Ameriprise Financial entities, please refer to the Fourth Quarter 2016 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial announces financial and other information to investors through the company’s investor relations website at ir.ameriprise.com, as well as SEC filings, press releases, public conference calls and webcasts. Investors and others interested in the company are encouraged to visit the investor relations website from time to time, as information is updated and new information is posted. The website also allows users to sign up for automatic notifications in the event new materials are posted. The information found on the website is not incorporated by reference into this release or in any other report or document the company furnishes or files with the SEC.

Ameriprise Financial, Inc.

After-tax(1) Items Included in Operating Earnings

(in millions, except per share amounts, unaudited)	Quarter Ended December 31, 2016	Per Diluted Share Quarter Ended December 31, 2016
Market impact on DAC/DSIC	$3	$0.02
Auto & Home catastrophe losses	$(10)	$(0.06)
Auto & Home reserve changes	$8	$0.05
Long term care adjustments	$(7)	$(0.04)
DOL planning and implementation expenses	$(7)	$(0.04)
Severance expense	$(8)	$(0.05)
Tax settlement	$27	$0.17

(1)All items except the Tax settlement are shown after-tax using the statutory tax rate of 35%.

Reconciliation Tables

Ameriprise Financial, Inc.

Reconciliation Table: Earnings

	Quarter Ended December 31,		Per Diluted Share Quarter Ended December 31,
(in millions, except per share amounts, unaudited)	2016	2015	2016	2015
Net income attributable to Ameriprise Financial	$400	$357	$2.46	$2.00
Less: Net income (loss) attributable to consolidated investment entities	(1)	—	(0.01)	—
Add: Integration/restructuring charges (1)	—	1	—	0.01
Add: Market impact on variable annuity guaranteed benefits (1)	138	139	0.85	0.77
Add: Market impact on indexed universal life benefits (1)	(5)	(1)	(0.03)	(0.01)
Add: Market impact of hedges on investments (1)	(57)	(11)	(0.35)	(0.06)
Add: Net realized investment (gains) losses (1)	(11)	1	(0.07)	0.01
Add: Tax effect of adjustments (2)	(23)	(45)	(0.14)	(0.25)
Operating earnings	$443	$441	$2.73	$2.47
Weighted average common shares outstanding:
Basic	160.4	176.6
Diluted	162.4	178.9

(1)     Pretax operating adjustment

(2)     Calculated using the statutory tax rate of 35%

Ameriprise Financial, Inc.

Reconciliation Table: Earnings

	Year Ended December 31,		Per Diluted Share Year Ended December 31,
(in millions, except per share amounts, unaudited)	2016	2015	2016	2015
Net income attributable to Ameriprise Financial	$1,314	$1,562	$7.81	$8.48
Less: Net income (loss) attributable to consolidated investment entities	(2)	—	(0.01)	—
Add: Integration/restructuring charges (1)	—	5	—	0.03
Add: Market impact on variable annuity guaranteed benefits (1)	216	214	1.28	1.16
Add: Market impact on indexed universal life benefits (1)	(36)	1	(0.21)	0.01
Add: Market impact of hedges on investments (1)	(3)	21	(0.02)	0.11
Add: Net realized investment (gains) losses (1)	(6)	(4)	(0.03)	(0.02)
Add: Tax effect of adjustments (2)	(60)	(83)	(0.36)	(0.45)
Operating earnings	1,427	1,716	8.48	9.32
Less: Pretax impact of unlocking	(235)	42	(1.40)	0.23
Less: Tax effect of unlocking (2)	82	(15)	0.48	(0.08)
Operating earnings excluding unlocking	$1,580	$1,689	$9.40	$9.17
Weighted average common shares outstanding:
Basic	166.3	181.7
Diluted	168.2	184.2

(1)     Pretax operating adjustment

(2)     Calculated using the statutory tax rate of 35%

Ameriprise Financial, Inc.

Reconciliation Table: Total Net Revenues

	Quarter Ended December 31,
(in millions, unaudited)	2016	2015
Total net revenues	$3,062	$3,103
Less: CIEs revenue	51	113
Less: Net realized investment gains (losses)	11	(1)
Less: Market impact on indexed universal life benefits	6	2
Less: Market impact of hedges on investments	57	11
Operating total net revenues	$2,937	$2,978

Ameriprise Financial, Inc.

Reconciliation Table: Total Expenses

	Quarter Ended December 31,
(in millions, unaudited)	2016	2015
Total expenses	$2,593	$2,657
Less: CIEs expenses	52	90
Less: Integration/restructuring charges	—	1
Less: Market impact on variable annuity guaranteed benefits	138	139
Less: Market impact on indexed universal life benefits	1	1
Operating expenses	$2,402	$2,426

Ameriprise Financial, Inc.

Reconciliation Table: Pretax Operating Earnings

	Quarter Ended December 31,
(in millions, unaudited)	2016	2015
Operating total net revenues	$2,937	$2,978
Operating expenses	2,402	2,426
Pretax operating earnings	$535	$552

Ameriprise Financial, Inc.
Reconciliation Table: General and Administrative Expense

	Quarter Ended December 31,
(in millions, unaudited)	2016	2015
General and administrative expense	$756	$794
Less: CIEs expenses	—	8
Less: Integration/restructuring charges	—	1
Operating general and administrative expense	$756	$785

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended December 31, 2016
(in millions, unaudited)	GAAP	Operating
Pretax income	$469	$535
Income tax provision	$69	$92
Less: Tax settlement	(27)	(27)
Income tax provision excluding tax settlement	$96	$119
Effective tax rate	14.5%	17.2%
Effective tax rate excluding tax settlement	20.5%	22.2%

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Quarter Ended December 31,
(in millions, unaudited)	2016	2015
Operating total net revenues	$761	$833
Less: Distribution pass through revenues	204	211
Less: Subadvisory and other pass through revenues	94	107
Adjusted operating revenues	$463	$515

Pretax operating earnings	$169	$193
Less: Operating net investment income	5	12
Add: Amortization of intangibles	5	6
Adjusted operating earnings	$169	$187

Pretax operating margin	22.2%	23.2%
Adjusted net pretax operating margin	36.5%	36.3%

Ameriprise Financial, Inc.

Reconciliation Table: Return on Equity (ROE) Excluding Accumulated
Other Comprehensive Income “AOCI”

	Twelve Months Ended December 31,
(in millions, unaudited)	2016	2015
Net income attributable to Ameriprise Financial	$1,314	$1,562
Less: Adjustments (1)	(113)	(154)
Operating earnings	1,427	$1,716
Less: Unlocking, net of tax (2)	(153)	27
Operating earnings excluding unlocking	$1,580	$1,689

Total Ameriprise Financial, Inc. shareholders’ equity	$6,877	$7,782
Less: Accumulated other comprehensive income, net of tax	426	516
Total Ameriprise Financial, Inc. shareholders’ equity excluding AOCI	6,451	7,266
Less: Equity impacts attributable to the consolidated investment entities	27	216
Operating equity	$6,424	$7,050

Return on equity excluding AOCI	20.4%	21.5%
Operating return on equity excluding AOCI (3)	22.2%	24.3%
Operating return on equity excluding AOCI and unlocking	24.6%	24.0%

(1)     Adjustments reflect the trailing twelve months’ sum of after-tax net realized investment gains/losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; integration/restructuring charges; and the impact of consolidating certain investment entities.  After-tax is calculated using the statutory tax rate of 35%.

(2)     After-tax is calculated using the statutory tax rate of 35%.

(3)     Operating return on equity excluding accumulated other comprehensive income (AOCI) is calculated using the trailing twelve months of earnings excluding the after-tax net realized investment gains/losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; integration/restructuring charges; the impact of consolidating certain investment entities; and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding AOCI and the impact of consolidating investment entities using a five-point average of quarter-end equity in the denominator.  After-tax is calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.

Consolidated GAAP Results

	Quarter Ended December 31,		% Better/
(in millions, unaudited)	2016	2015	(Worse)
Revenues
Management and financial advice fees	$1,489	$1,499	(1)%
Distribution fees	457	458	—
Net investment income	486	460	6
Premiums	377	374	1
Other revenues	263	321	(18)
Total revenues	3,072	3,112	(1)
Banking and deposit interest expense	10	9	(11)
Total net revenues	3,062	3,103	(1)
Expenses
Distribution expenses	831	816	(2)
Interest credited to fixed accounts	158	165	4
Benefits, claims, losses and settlement expenses	712	714	—
Amortization of deferred acquisition costs	55	52	(6)
Interest and debt expense	81	116	30
General and administrative expense	756	794	5
Total expenses	2,593	2,657	2
Pretax income	469	446	5
Income tax provision	69	66	(5)
Net income	400	380	5
Less: Net income attributable to noncontrolling interests	—	23	NM
Net income attributable to Ameriprise Financial	$400	$357	12

NM  Not Meaningful — variance equal to or greater than 100%

Ameriprise Financial, Inc.

Consolidated GAAP Results

	Year Ended December 31,		% Better/
(in millions, unaudited)	2016	2015	(Worse)
Revenues
Management and financial advice fees	$5,778	$5,950	(3)%
Distribution fees	1,795	1,847	(3)
Net investment income	1,576	1,688	(7)
Premiums	1,491	1,455	2
Other revenues	1,095	1,260	(13)
Total revenues	11,735	12,200	(4)
Banking and deposit interest expense	39	30	(30)
Total net revenues	11,696	12,170	(4)
Expenses
Distribution expenses	3,202	3,276	2
Interest credited to fixed accounts	623	668	7
Benefits, claims, losses and settlement expenses	2,646	2,261	(17)
Amortization of deferred acquisition costs	415	354	(17)
Interest and debt expense	241	387	38
General and administrative expense	2,977	3,082	3
Total expenses	10,104	10,028	(1)
Pretax income	1,592	2,142	(26)
Income tax provision	278	455	39
Net income	1,314	1,687	(22)
Less: Net income attributable to noncontrolling interests	—	125	NM
Net income attributable to Ameriprise Financial	$1,314	$1,562	(16)

NM  Not Meaningful — variance equal to or greater than 100%